UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Duckwall-ALCO Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Duckwall-ALCO Stores, Inc. letterhead]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation (“Duckwall” or the “Company”), will be held at the principal executive offices of the Company located at 401 Cottage Street, Abilene, Kansas, on Wednesday, June 6, 2007, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.                                       To elect six directors to hold office for a one-year term until the 2008 Annual Meeting of the Stockholders of Duckwall and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.                                       To consider and act upon ratification and approval of the selection of the accounting firm of KPMG LLP as the independent accountants of Duckwall for the fiscal year ending February 3, 2008;

3.                                       To consider and act upon any other matters which may properly come before the Annual Meeting of the Stockholders or any adjournments thereof.

In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 20, 2007 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of the Stockholders and any adjournments thereof.

All stockholders are cordially invited to attend the meeting.  Whether or not you intend to be present at the meeting, the Board of Directors solicits you to sign, date and return the enclosed proxy card promptly.  A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.  Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

/s/ Charles E. Bogan
Charles E. Bogan
Vice President and Secretary

May 11, 2007
Abilene, Kansas

DUCKWALL-ALCO STORES, INC.
401 Cottage Street
Abilene, Kansas, 67410-2832

__________________

PROXY STATEMENT
MAILED ON MAY 11, 2007

__________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2007

__________________

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation (“Duckwall” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Wednesday, June 6, 2007, and at any adjournment or adjournments thereof (the “Annual Meeting”).  The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-2832.

This Proxy Statement and the enclosed form of proxy were first mailed to the Company’s stockholders on or about May 11, 2007.

Proxies

You are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope.  Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders’ instructions indicated in the proxies.  If no instructions are indicated, such shares will be voted IN FAVOR of the election of the nominees for director named in this Proxy Statement, and IN FAVOR of ratifying the selection of the accounting firm of KPMG LLP as the Company’s independent accountants for the fiscal year ending February 3, 2008 (“Fiscal 2008”), and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact.  A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Voting at the Meeting

For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), shall constitute a quorum at the Annual Meeting.  Only holders of record of shares of the Company’s Common Stock as of the close of business on April 20, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.  As of the Record Date, 3,804,216 shares of the Company’s Common Stock were outstanding and entitled to be voted at the Annual Meeting.  Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose.

 The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is necessary to ratify the selection of KPMG LLP as the Company’s independent accountants and to approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

This solicitation of proxies for the Annual Meeting is being made by the Company’s Board of Directors.  The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy.  After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, the internet, facsimile transmission or personally by directors, officers, employees or agents of the Company.  Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company’s transfer agent, will be paid by the Company.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of the Company located at 401 Cottage Street, Abilene, Kansas.  The list also will be available at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of six directors.  One of the purposes of this Annual Meeting is to elect six directors to serve for a one-year term expiring at the Annual Meeting of Stockholders in 2008 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. Based on the recommendation of all of the independent directors, the Board of Directors has designated Warren H. Gfeller, Dennis E. Logue, Lolan C. Mackey, Jeffrey J. Macke, Dennis A. Mullin and Robert L. Ring as the six nominees proposed for election at the Annual Meeting.

Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees.  In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for such nominees or for the particular nominee who has ceased to be a candidate has been withheld.  Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

The Board of Directors recommends that you vote for the election of Warren H. Gfeller, Dennis E. Logue, Lolan C. Mackey, Jeffrey J. Macke, Dennis A. Mullin, and Robert L. Ring as directors.

Nominees

The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the Annual Meeting.

Name	Age	Present Position With the Company	Director Since
Warren H. Gfeller (1)	54	Chairman	2003
Dennis A. Mullin (1)	95	Director	1991
Lolan C. Mackey (2)	60	Director	1998
Jeffrey J. Macke (1)(2)	38	Director	1998
Robert L. Ring (2)	64	Director	2005
Dennis E. Logue (1)	63	Director	2005

_______________

(1)           Member of Audit Committee

(2)           Member of Compensation Committee

The business experience  during the last five years of each person nominated by the Board of Directors for election as a director at the Annual Meeting is as follows:

Warren H. Gfeller has been the owner of Stranger Valley Land Co., LLC, a land development company, and Clayton-Hamilton Equities, LLC, a private investment company, since 1991.  He also serves as a director of Inergy Partners, LLC, Inergy Holdings LP, Zapata, Inc., and Gardner Bankshares, Inc.

Dennis A. Mullin has served in various capacities with   Steel & Pipe Supply Co., Inc., since 1972 and has served as its President since 1995 and Chief Executive Officer since 1999.  Prior thereto he served as its Executive Vice President. He also serves as a director of Commerce Bank, Kansas City.

Lolan C. Mackey has been a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm, since 1997.   For 25 years prior thereto, Mr. Mackey was employed in various capacities by Wal-Mart Stores, Inc.  From 1990 to 1994, he was Vice President of Store Planning.  From 1994 to 1997, he was Vice President of International Operations.

Jeffrey J. Macke has been President of Macke Asset Management, an investment advisory firm, since 1997.  Since January 2007, Mr. Macke has been a panelist on “Fast Money”, a market commentary program airing nightly on cable news network CNBC

Robert L. Ring has been a business process and strategic development consultant since 1994.   For the 32 years prior thereto, Mr. Ring was employed in various capacities by The Coleman Company.  From 1990 to 1994, he was President and Chief Operating Officer.  He also serves as a director of Bass Pro Shops, Cobalt Boats, SKT Ventures Inc., and SLS International, Inc.

Dennis E. Logue has served as Chairman of the Board of Ledyard National Bank since 2005.  From 2001 to 2005, he was Dean of the Michael F. Price College of Business at the University of Oklahoma.  Prior thereto, Mr. Logue held numerous business-oriented professorships, most recently at the Amos Tuck School, Dartmouth College from 1974 to 2001.  He is the author or co-author of more than eighty professional papers on a wide variety of financial topics.  He has authored or co-authored six books on pension plans.  He also serves as a director of Waddell & Reed Financial, Inc. and Abraxas Petroleum Corp.

Committees; Independence; Meetings of the Board and Committees; Director Attendance at Stockholder Meetings

Pursuant to the Company’s Bylaws, the Board of Directors has established an Audit Committee and a Compensation Committee.  There currently is no nominating committee, but the independent directors of the Board of Directors acts as  a nominating committee.  The members of the Audit Committee are Messrs. Gfeller, Mullin, Macke and Logue and the members of the Compensation Committee are Messrs. Mackey, Macke and Ring .

During the fiscal year ended January 28, 2007 (“Fiscal 2007”), the Board of Directors held six meetings. The Audit Committee held six meetings and the Compensation Committee held five meetings.  All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served during Fiscal 2007

The Company’s policy is to ask directors to attend the annual meeting of stockholders, and all of the directors attended last year’s annual meeting.

The Board of Directors has determined that each of its members is independent as defined in Rule 4200(a)(15) of NASDAQ.  In considering the independence of Mr. Mullin, the Board considered the following.  Mr. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company.  Mr. Mullin is also Chairman of MBI, Inc., which owns one store leased to the Company.  Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company.  Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates which own six stores leased to the Company.  During Fiscal 2007, the Company paid fixed rentals aggregating approximately $645,000 and percentage rentals aggregating approximately $54,000 to these entities.  Rental revenues paid to each entity are less than the greater of $200,000 or 5% of gross revenue of the Company and of these entities.  The Company also pays the taxes, insurance and maintenance on the stores leased from these entities.  Each of the store leases has a remaining term of more than 1 year 4 months, all of which have options entitling the Company to extend the leases for five years at the same terms.  Mr. Mullin did not receive any compensatory, advisory or consulting fees from the Company and other than his position as a director and Audit Committee member is not otherwise “affiliated” with the Company.  The Board of Directors of the Company has reviewed the above transactions and has determined they do not result in a relationship with the Company which would interfere with Mr. Mullin’s ability to exercise independent judgment as a member of the Board of Directors or the Audit Committee.

Nomination Process; Stockholder Nominations

Currently, the Board does not have a Nominating Committee or other committee of the Board performing similar functions.    Because the Board has determined that each member of the Board is independent, the Board believes a separate nominating committee is unnecessary at this time.  Instead, the Board as a whole acts as nominating committee for the selection of all nominees for election at stockholder meetings.

The Board members evaluate each potential nominee in the context of the Board as a whole,  with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in finance, retail and general business, as well as strategic thinking, business management, capital markets and corporate governance.  In determining whether to recommend a director for re-election, the members also consider the director’s past attendance at meetings and participation in and contributions to the activities of the members.  As a matter of practice, when evaluating recommended nominees for directors, the Board members consider the nominee’s character, judgment, independence, financial or business acumen, diversity of experience and ability to represent and act on behalf of all stockholders, as well as the needs of the Board.

The Board members will consider and welcome nominations from stockholders at the annual meeting of stockholders. Stockholders who wish to recommend candidates for consideration by the Board in connection with next year’s annual meeting should submit the candidate’s name and related information in writing to the Chairman of the Board,  in care of the Company’s Secretary, at  401 Cottage, Abilene, Kansas 67410-2832, before January 12, 2008.  In addition to the name of the candidate, a stockholder should submit

•                  his or her own name and address as they appear on the Company’s records;

•                  if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record holder’s name and address as they appear on the Company’s records;

•                  a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

•                  the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

•                  pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of  directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Audit Committee

  The Audit Committee assists the Board of Directors in fulfilling its oversight of (a) the integrity of the Company’s financial statements, financial reporting process and internal control system, (b) the Company’s compliance with legal and regulation requirements, (c) the independent auditor qualifications and independence, (d) the performance of the Company’s independent accountants, and (e) the system of internal controls, disclosure controls and procedures established by management.  The Audit Committee is expected to maintain and encourage free and open communication with the independent accountants, management of the Company and the Board, and should foster adherence to the Company’s policies, procedures and practices at all levels.  The Audit Committee is responsible for selecting, engaging and evaluating the performance of the Company’s independent accountants and for approving the scope of the engagement and the terms of their engagement letter.  The Audit Committee is responsible for and has adopted a policy and procedure regarding the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The current members of the Audit Committee are Dennis A. Mullin, Jeffrey J. Macke, Dennis E. Logue and Warren H. Gfeller.  The Board of Directors has determined that each of these committee members is independent under Rule 10A-3(b)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 and under Rule 4200(a)(15) of the NASD and does not have a relationship with the Company which would interfere with such member’s ability to exercise independent judgment as a member of the Audit Committee.  The Board has determined that Dennis A. Mullin, the Chairman of the Audit Committee, is an “audit committee financial expert” because of his experience in preparing and reviewing financial statements.  He has held the position of Chief Financial Officer of several companies, and now serves as President and Chief Executive officer of Steel and Pipe Supply Co., Inc.  The Audit Committee met six times during the Fiscal 2007.

The Audit Committee is governed by the Amended and Restated Audit Committee Charter a copy of which is available on our website at www.ALCOstores.com.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended January 28, 2007 with management and the independent accountants.  The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61-Communication with Audit Committees), as amended, which relates to the accountants’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from the Company and its subsidiaries and has discussed with the independent public accountants their independence.

The Audit Committee met with management periodically during Fiscal 2007 to consider the adequacy of the Company’s internal controls and discussed these matters with the Company’s independent accountants.  The Audit Committee also discussed with senior management the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission (“SEC”) for certain of the Company’s filings with the SEC.  The Audit Committee met privately with the independent accountants and other members of management, each of whom has unrestricted access to the Audit Committee.

The Audit Committee has considered whether other non-audit services provided by the independent accountants to the Company is compatible with maintaining the auditor’s independence and has discussed with KPMG LLP the independence of that firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2007 for filing with the SEC.

Audit Committee Members:	Dennis A. Mullin
Jeffrey J. Macke
Warren H. Gfeller
Dennis E. Logue

The Audit Committee Report and the second paragraph under the caption “Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically  incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee

The Compensation Committee adopted a Compensation Committee Charter on April 4, 2007, a copy of which  is available on our website at www.ALCOstores.com and which will govern its activities in Fiscal 2008.  The members of the Compensation Committee during Fiscal 2007 were Lolan C. Mackey, Jeffrey J. Macke, and Robert L. Ring.

The Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company’s executive officers, including the chief executive officer’s compensation, although the ultimate responsibility for approving the compensation programs of our named executive officers rests with the Board. The Compensation Committee also administers the Company’s Incentive Stock Option Plan. Although it may choose to do so in the future, in recent years the Compensation Committee has not used a consultant in considering compensation policies and programs for executive officers but relies on the experience of its members, their familiarity with compensation programs of other companies, recommendations of management and informal surveys of the practices of companies whose business is deemed similar to the Company’s by the Committee.

Each of our named executive officers has an employment contract, and the base salaries of executive officers initially have been determined through negotiations between the Company and the executives. Mr. Dale’s initial base salary was determined through direct negotiations with representatives of the Compensation Committee, and those of the other officers were negotiated by Mr. Dale on our behalf and approved by the Compensation Committee.

When recommending adjustments to the base salary of Mr. Dale, the Compensation Committee typically takes into account his existing base salary, the Company’s performance and the Committee’s assessment of his effectiveness in the performance of his duties.  When recommending adjustments to the base salary of a named executive officer other than Mr. Dale, the Compensation Committee typically reviews the executive officer’s existing base salary and takes into account the Company’s performance and Mr. Dale’s recommendations and assessments of the executive’s growth, effectiveness in the performance of his or her duties and contributions to the Company’s business and length of service.  Such adjustments generally are considered annually at the recommendation of Mr. Dale, based on an executive’s performance, but may be made at other times in the event of a promotion.

Historically, the Compensation Committee has recommended the award of discretionary bonuses.  However, in negotiating his initial contract in 2005, Mr. Dale sought, and the Compensation Committee agreed to, a contractual bonus based on Return on Equity, or ROE.  (As used herein,  Return on Equity means earnings from continuing operations before discontinued operations, excluding cumulative change in accounting and one-time termination benefits recognized in accordance with FAS 146, divided by the average of stockholders’ equity and the beginning and end of the fiscal year.) Thereafter the Committee approved amendments to contracts of existing executive officers to provide for a similar bonus arrangement and has included such an arrangement in contracts with new officers.  Under the existing contracts with the named executive officers, the Company may elect to pay other bonuses in its sole discretion.  However, no such bonuses have been paid since the Company adopted the ROE based bonus structure. If any such bonus were to be paid, it generally would be based on recommendations of the President and would require Compensation Committee approval.

The President of the Company, and certain other executive officers of the Company, may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation.

The Compensation Committee of the Board evaluates compensation for the Board based on information available about other public companies whose business is deemed similar by the Committee to the Company’s.  Such companies include Dollar General Corp., Target Corp., Family Dollar Stores, Inc. and Fred’s Inc.

The Board as a whole sets compensation based on the information and/or recommendation of the Compensation Committee. The Committee is appointed by the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now or was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members:	Lolan C. Mackey
Jeffrey J. Macke
Robert L. Ring

The Compensation  Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically  incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Discussion and Analysis

The following gives an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies and the material factors that we considered in making those decisions.  Thereafter we provide a series of tables that present information about the compensation earned or paid in Fiscal  2007 to our President and Chief Executive Officer,  Bruce C. Dale, and our other named executive officers,  including,

•                  our Vice President Finance and Treasurer, Michael S. Marcus;

•                  our Senior  Vice President — Logistics and Human Resources, Tom. L. Canfield, Jr.;

•                  our Senior Vice President — Real Estate, James E. Schoenbeck;

•                  our Senior Vice President — Store Operations, John R. Sturdivant;  and

•                  our Senior Vice President — Technology and Supply Chain, Anthony C. Corradi.

The discussion below is intended to help you understand the information provided in those tables and put that information into context within our overall compensation program.

The objectives of our compensation program.

Our mission as a company is to be the best general merchandise retailer in America, serving smaller, hometown communities. We strive every day to achieve that goal with our work ethic, quality selection of goods, competitive prices, and friendly service of bygone days. We owe much of our success to three important members of our team: our associates, our vendor partners, and our stockholders.

Our compensation and benefits programs generally are driven by our business environment and are designed to enable us to achieve our mission and adhere to Company values.  The objectives of our programs are to:

•            attract, engage and retain the workforce that will ensure our future success;

•            motivate and inspire employee behavior that fosters a high-performance culture;

•            support overall business objectives;

•            support a culture that is a lean and flexible business model; and

•            provide stockholders with a superior rate of return.

At the same time, the guiding principles of our programs are to:

•                              promote a high-performance organization;

•                              compete in the marketplace in which we operate for talent, from both an industry and geographic perspective; and

•                              provide value to employees at a fair cost to the Company.

To this end, we will measure the success of our programs by:

•                              our overall business performance and employee engagement;

•                              our ability to attract and retain key talent;

•                              our ability to limit costs and business risks to levels that optimize risk and return; and

•                              the extent to which we perceive that  program value equals or exceeds programs costs.

The principal components of our compensation program are base salary, annual cash awards, long term equity incentives and severance/change in control arrangements. All of our compensation and benefits for the named executive officers described below have as a primary purpose our need to attract, retain and motivate highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Although, different skill sets have different values in the marketplace, generally our goal is to compensate all of our associates, including executives, fairly relative to salaries in the industry and taking into account our geographic location.   The principal components of our compensation program are designed to engender different behaviors.

•                  Base salary and benefits are designed to attract and retain employees over time.

•                  Annual cash awards are designed to focus employees on the objectives set by the Company for a particular year for overall Company performance goals.  These goals are set to a level consistent with the Company’s business plan and philosophy, including enhancement of stockholder value.

•                  Long-Term Incentives — stock options — focus executives’ efforts on the behaviors within the recipients’ control that we believe are necessary to ensure the long-term success of the Company, as reflected in increases in the Company’s stock prices over a period of several years, growth in earnings per share and other elements.

•                  Severance and change in control arrangements are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered.  The separation clauses, described below, provide benefits to ease an employee’s transition resulting from an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. The change in control clauses, described below, encourage employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

How we determine compensation.

As noted elsewhere in this proxy statement, the Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs, although the ultimate responsibility for approving the compensation programs of our named executive officers rests with the Board. Although it may do so in the future, in recent years the Compensation Committee has not used a consultant in considering compensation policies and programs for executive officers, but relies on the experience of its members, their familiarity with compensation programs of other companies, recommendations of management and informal surveys of the practices of companies whose business is deemed similar to the Company’s by the Committee.  Such companies include  Dollar General Corp., Target Corp.,  Family Dollar Stores, Inc. and Fred’s Inc.

Significant portions of the total compensation of our named executive officers has been determined in arms-length negotiations.  For example, Mr. Dale’s initial 2005 contract, as amended, was negotiated with the Compensation Committee and provided for salary of $325,000,  the opportunity for a 50% bonus conditioned on  the attainment by the Company of a specified performance goal based on Return on Equity, options for 100,000 shares,  reimbursement for real estate commissions up to $66,000 and $40,000 for relocation expenses. Mr. Dale suggested  using Return on Equity as a performance measure in lieu of following our old approach of paying discretionary bonuses.   In the case of Mr. Sturdivant,

we agreed to guarantee him a bonus of $10,000 in Fiscal 2007 because we wanted him to come to work at a specific time, and for him to do so he had to forego a comparable bonus opportunity with his former employer. We also agreed to give him the use of a company car, to grant him an option for 10,000 shares and to reimburse him up to $75,000 for real estate commissions and expenses incurred in moving from Atlanta, Georgia to Abilene, Kansas.  In negotiating compensation arrangements with each of our named executive officers, we generally took into account their levels of experience and anticipated skills and contribution to us, our geographic location and informal market surveys performed by  members of the Compensation Committee of other companies whose business  is deemed similar to the Company’s.

When recommending adjustments to the base salary of Mr. Dale, the Compensation Committee typically takes into account the Company’s performance and the Committee’s assessment of his effectiveness in the performance of his duties. Based on its assessment of Mr. Dale’s performance in the first year of his initial contract, the Committee recommended a new contract with him providing for a longer term and adjusting his base salary and bonus arrangements. Under this new contract, he receives a base salary of $365,000 annually and  is eligible for a bonus of 75% of his base salary if our Return on Equity goal is met.  Among other matters, we also agreed to increase his base salary $25,000 each year if this goal and any other financial performance goal that he and the Board might mutually agree to is met.  See Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Contracts for further information about Mr. Dale’s contract.

When recommending adjustments to the base salaries of named executive officers other than Mr. Dale, the Compensation Committee typically reviews each executive officer’s existing base salary and, in determining whether to adjust base salary levels, takes into account the Company’s performance, Mr. Dale’s recommendations and assessments of each executive’s growth, effectiveness in the performance of his or her duties and contributions to the Company’s business and length of service.   Such adjustments generally are considered annually but may be made at other times as the result of a promotion.  In 2006, we increased the annual base compensation of Messrs.  Schoenbeck, Corradi and Canfield by $3,700, $3,000 and $5,500, respectively, following annual reviews of their performance, and we subsequently increased Mr. Canfield’s by $15,000 annually as a result of a promotion from Vice President to Senior Vice President which resulted in additional responsibilities.  Mr. Sturdivant was employed and Mr. Marcus was promoted in Fiscal 2007, and therefore their base salaries were not adjusted as a result of an annual performance review.

Elements of our Compensation Program.

As noted above, the principal ongoing components of our compensation program consist of base salary, the opportunity to earn annual bonuses based on Company performance, long-term equity based incentives in the form of stock options and severance/change in control arrangements.  We pay premiums on a life insurance policy for some executive officers, although we generally try to avoid providing this benefit to new executives.  We also make matching contributions to the officer’s account in our 401k plan on the same basis as we do for other employees.  We do not provide perquisites of any significance.  We do provide Messrs. Schoenbeck and Sturdivant with a company car because they are required to travel extensively in the course of their duties, and they report and we have included personal mileage of $849 and $5,217, respectively, on their W-2 and in the “other compensation” column of the total compensation table.

Base Salary. In the course of negotiating base salaries with our executive officers, we strive to take into account each individual’s levels of experience and anticipated skills and contribution to us, our geographic location and informal market surveys indicating what competitive salaries might be.  In setting base salaries of executive officers other than Mr. Dale, the Compensation Committee also takes into account recommendations made by Mr. Dale. When considering adjustments to the base salary of Mr. Dale, the Compensation Committee typically takes into account the Company’s performance and the Committee’s assessment of his effectiveness in the performance of his duties.  In 2006, even though the Company did not meet goals necessary for executive officers to receive bonuses, the Compensation Committee felt that significant improvements to the Company’s operations had been made and concluded that it would enter a new contract with Mr. Dale, extending the term of his employment and increasing his base salary and bonuses opportunities while increasing the Company Return on Equity goal required to earn that bonus.  When considering adjustments to the base salaries of named executive officers other than Mr. Dale, the Compensation Committee typically reviews each executive officer’s existing base salary and, in determining whether to adjust base salary levels, takes into account the Company’s performance, Mr. Dale’s recommendations and assessments of each executive’s growth, effectiveness in the performance of his or her duties and contributions to the Company’s business and length of service.  Such adjustments generally are considered annually but may result from promotions that occur at other times.

Annual Incentives. We believe that a portion of an executive officer’s total annual compensation should be at risk, and that the amount at risk should vary depending upon the level of his or her responsibilities.  Accordingly, the Compensation Committee has approved contractual bonus opportunities, based on Return on Equity, of 30% for vice-presidents, 35% for senior vice presidents and 75% for Mr. Dale.

The Committee selected Return on Equity as the performance measure based on negotiations with Mr. Dale when he was initially employed by the Company.  Both parties agreed it was a fair measure which, if achieved, would promote long term stockholder value.  The initial goal for Return on Equity set for Mr. Dale and other executives for Fiscal 2006 was 6%.  For Fiscal 2007 the Committee increased the goal for Return on Equity to 7.15%.  The Fiscal 2006 and 2007 goals were not met, and no bonuses have been paid to the named executive officers in either year except Mr. Sturdivant, who negotiated an guaranteed bonus of $10,000 for Fiscal 2007 when he joined us, as stated above.

Our employment agreements provide that bonuses must be repaid to the extent they are paid  based on financial information which is later determined to be materially overstated and results in a financial restatement which would have lessened the amount of bonus paid the employee.

Prior to Fiscal 2006, we awarded bonuses on a discretionary basis.  The employment agreements with our named executives permit us to make such bonuses but to date we have elected not to do so.

Long Term Incentives.  We use stock options as a long term incentive to focus our employee’s efforts on activities which will promote our long term success.  In June of 2006, at the first Compensation Committee meeting following our annual meeting,  the Committee approved the grant of  231,000 stock options Company-wide, of which 105,000 were granted to our named executive officers.  The awards to the named executive officers ranged from 50,000 options in the case of Mr. Dale to 5,000 options in the case of Mr. Marcus.   Mr. Dale’s award resulted from negotiations between Mr. Dale and the Compensation Committee.  The levels of awards to the other named executive officers were based on recommendations of Mr. Dale, which were based generally upon performance.  We do not anticipate making similar awards annually.  However, we do make awards at other times.  For example, Mr. Marcus and Mr. Canfield each received awards of 10,000 options in April and December of 2006, respectively, following their promotions, and Mr. Sturdivant received an award in February of 2006 pursuant to his employment agreement.  These awards were recommend by Mr. Dale and approved by the Compensation Committee.  In all cases, in accordance with our 2003 Stock Option Plan, the exercise price of each award is market price on the date the Compensation Committee approved the award.

Historically, we have not timed the grant of stock options to coincide with, precede or follow the release of material non-public information

Other Annual Arrangements.  Mr. Canfield and Mr. Schoenbeck are each provided a  $100,000 life insurance policy.  We agreed to provide this coverage several years ago.  We generally try to avoid providing this benefit to new executives.  We also make an annual matching contribution to the accounts of named executive officers  under our 401k plan.  The contribution level is the same as for all employees, which is 50% of the amount contributed by the employee (which may not exceed $15,000) up to 4% of his base pay.  Employees become fully vested in the Company’s contributions after seven years.

Severance Pay Arrangements.  We compete in a market place where severance and change in control protections are commonplace and have negotiated severance arrangements with our named executive officers to facilitate our ability to attract and retain them. The arrangements that we have agreed to are described fully under Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Contracts, but generally provide for one year’s base salary and benefits continuation for all named executive officers following termination after a change in control and one year’s base salary and benefits continuation for each named executive officer other than Mr. Dale in the event we do not renew his agreement or terminate him without cause or if he terminates for good reason.  If we terminate Mr. Dale without cause or he terminates for good reason, he is entitled to base salary and benefits continuation to the end of the term of his contract, which expires in 2012.

Tax, Accounting and Other Considerations.  Tax  Considerations.  Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers.  However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Certain components of our executive compensation program (stock options) are designed to be qualifying performance-based compensation under Section 162(m). Our other programs are not. However, we do not anticipate that non-qualifying compensation of any named executive officer will approach the $1,000,000 limit.

Accounting Considerations.  With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE
FISCAL YEAR ENDED JANUARY 28, 2007

The following table shows the compensation that we paid to our principal executive officer (“PEO”), our principal financial officer (“PFO”) and to each or our four other most highly compensated executive officers during the last fiscal year for services to us in all capacitates.

Name and Principal Position	Fiscal Year	Salary (1) $	Option Awards(2) $	All Other Compensation(3) $		Total $
Bruce C. Dale
President and CEO (PEO)	2007	345,000	220,971	64,657	(5)	630,628

Michael S. Marcus
Vice President Finance
and Treasurer (PFO)	2007	120,000	30,925	—	(5)	150,925

Tom L. Canfield, Jr.
Senior vice President-Logistics
and Human Resources.	2007	165,203	20,796	4,857	(5)	190,856

James E. Schoenbeck
Senior Vice President
Real Estate	2007	188,564	27,150	6,620	(5)	222,334

John R. Sturdivant (4)
Senior Vice President
Store Operations	2007	174,000	53,675	14,413	(5)	242,088

Anthony C. Corradi
Senior Vice President
Technology and Supply Chain	2007	152,848	33,062	3,060	(5)	188,970

(1)             Each of the named executive officers has an employment agreement which provides for his base salary.  See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”.

(2)             The amount shown is the amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R.  See note 9 to the Company’s notes to financial statements included in our 2007 Annual Report for assumptions made in valuing option awards.

(3)             Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals or exceeds $10,000 for the named executive officer.

(4)             John R Sturdivant was employed by the Company effective as of February 13, 2006.

(5)             Includes premiums paid by the Company with respect to whole life insurance for Fiscal 2007 in the amounts of $1,607 for Mr. Canfield and $1,984 for Mr. Schoenbeck.  Also includes contributions made by the Company for Fiscal 2007 to the named individual’s account in the Duckwall-ALCO Stores, Inc. 401K Plan in the amounts of $5,008 for Mr. Dale, 0 for Mr. Marcus, $3,250 for Mr. Canfield, $3,790 for Mr. Schoenbeck, 0 for Mr. Sturdivant and $3,060 for Mr. Corradi.  Also includes relocation allowance in accordance with employment contracts in the amounts of $57,940 for Mr. Dale and $9,196 for Mr. Sturdivant.  Also includes $1,709 for Mr. Dale for the personal use of the Company plane to attend the funeral of his son.  Also includes $849 for Mr. Schoenbeck and $5,217 for Mr. Sturdivant for personal use of Company automobiles.

GRANTS OF PLAN-BASED AWARDS
FISCAL YEAR ENDED JANUARY 28,  2007

The following table shows the exercise price and grant date fair value of  option awards made during Fiscal 2007 to the named executive officers.

GRANTS OF PLAN-BASED AWARDS FISCAL YEAR ENDED JANUARY 28, 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $
Bruce C. Dale	June 5, 2006	50,000	$30.77	543,000
Michael S. Marcus	April 24, 2006	10,000	25.43	105,000
	June 5, 2006	5,000	30.77	54,300
Thomas L. Canfield	June 5, 2006	10,000	30.77	108,600
	December 4, 2006	5,000	39.00	62,000
James E. Schoenbeck	June 5, 2006	15,000	30.77	162,900
John R. Sturdivant	February 13, 2006	10,000	26.15	106,100
	June 5, 2006	15,000	30.77	162,900
Anthony C. Corradi	June 5, 2006	10,000	30.77	108,600

We made option awards shown in the table under our  2003 Incentive Stock Option Plan, which was approved by the Stockholders in May 2003.  This Plan authorizes the issuance of up to 500,000 shares.  The Compensation Committee administers the Plan.  Based on recommendations of the President to the Compensation Committee, the Committee may grant options at any time.  The options permit the holder to purchase shares of our stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. All of the options shown in the table become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FISCAL YEAR ENDED JANUARY 28, 2007

The following table shows information concerning stock options outstanding held by the named executive officers at January 28, 2007.  No stock options of any of the named executive officers were repriced.

	Number of Securities
	Underlying Unexercised			Option	Option
	Options			Exercise	Expiration
Name	Exercisable	Unexercisable		Price	Date

Bruce C. Dale	25,000	75,000	(1)	18.25	03/28/2010
	—	50,000	(2)	30.77	06/5/2011
Michael S. Marcus	—	10,000	(3)	25.43	04/24/2011
	—	5,000	(2)	30.77	06/5/2011
James E. Schoenbeck	4,500	—		12.50	03/21/2007
	—	15,000	(2)	30.77	06/5/2011
Tom L. Canfield, Jr.	3,200	—		12.50	03/21/2007
	—	10,000	(2)	30.77	06/5/2011
	—	5,000	(4)	39.00	12/4/2011
John R. Sturdivant	—	10,000	(5)	26.15	2/13/2011
	—	15,000	(2)	30.77	6/5/2011
Anthony C. Corradi	2,500	7,500	(6)	19.90	5/31/2010
	—	10,000	(2)	30.77	6/5/2011

(1)       These unexercisable options vest in equal increments on March 28, 2007, 2008 and 2009.

(2)       These unexercisable options vest in equal increments on June 5, 2007, 2008, 2009, and 2010.

(3)       These unexercisable options vest in equal increments on April 24, 2007, 2008, 2009 and 2010.

(4)       These unexercisable options vest in equal increments on December 4, 2007, 2008, 2009 and 2010.

(5)       These unexercisable options vest in equal increments on February 13, 2007, 2008, 2009 and 2010.

(6)       These unexercisable options vest in equal increments on May 31, 2007, 2008 and 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.

Employment Contracts

Mr. Dale’s current employment agreement provides for a five (5) year term ending March 31, 2012.  It provides for a base salary of $365,000 and an opportunity for a bonus of 75% of his base salary if the Company’s Return on Equity meets a specified amount provided in the contract or such other amount as the Board might determine (7.15% for Fiscal 2007). Under the contract, his base salary will increase  $25,000 each year if the Return on Equity goal and any other financial performance goal that he and the Board mutually agree to is met.   The contract also provides that we will pay the full costs of any Company maintained executive level health, medical or disability insurance program that he participates in and provides for  4 weeks paid vacation annually and a $1.5 million term life policy.  We have applied for such a policy but none has been issued to date.

Mr. Dale’s agreement requires him to maintain the confidentiality of the Company’s confidential information and contains non-interference and non-competition provisions which extend until the expiration of two years following termination of employment, except for termination by the Company without cause or by Mr. Dale for good reason.  Under Mr. Dale’s agreement, good reason means assigning him duties and responsibilities substantially inconsistent with the duties and responsibilities of a President and Chief Executive Officer.

If Mr. Dale’s employment is terminated by the Company for cause, by Mr. Dale without good reason or  because of Mr. Dale’s death or disability, we will pay salary through the date of termination, earned vacation pay and any benefits earned under any profit sharing or similar plan through the date of termination, to the extent and in the manner and at such times as provided in such plans.  Following termination for disability, we also will maintain health and dental benefits for Mr. Dale and his family for twelve months.

If we terminate Mr. Dale without cause or Mr. Dale terminates for “good reason”, we will pay salary through the date of termination, earned vacation pay and any benefits earned under any profit sharing or similar plan through the date of termination, to the extent and in the manner and at such times as provided in such plans.  In addition, we will pay base salary in accordance with our regular payroll practices through the end of the term of the agreement and continue all benefits coverage during such period.  If Mr. Dale obtains employment with a competitor that would have caused him to be in violation of his non-compete agreement had it been in effect while we are making payments to him, amounts payable are subject to reduction by the amount received from the new employer.

If we terminate Mr. Dale because of a Change in Control, as defined below,  we will pay salary through the date of termination, earned vacation pay and any benefits earned under any profit sharing or similar plan through the date of termination, to the extent and in the manner and at such times as provided in such plans.  In addition, we will pay base salary in accordance with our regular payroll practices for twelve months following termination and continue all benefits coverage during such period. If Mr. Dale obtains employment with a competitor that would have caused him to be in violation of his non-compete agreement had it been in effect while we are making payments to him, amounts payable are subject to reduction by the amount received from the new employer.

On January 5, 2006, we entered into employment agreements with Messrs. Schoenbeck, Canfield and Corradi, all executive officers of the Company. On January 27, 2006 we entered into an Employment Agreement with Mr. Sturdivant.  On March 23, 2006 we entered into an Employment Agreement with Mr. Marcus.  As of January 28, 2007, following adjustments noted under Compensation Discussion and Analysis — How we determine compensation,  the base salaries and bonus opportunities of each of these executive officers pursuant to their employment agreements were as follows:

Name	Base Salary	Bonus Opportunity
James E. Schoenbeck	$189,500	35%
John R. Sturdivant	$185,000	35%
Tom L. Canfield, Jr.	$175,000	30%
Anthony C. Corradi	$165,000	30%
Michael S. Marcus	$120,000	30%

Each of these agreements has a one year term which is automatically renewed for an additional one year unless either party gives notice of its intention not to renew.  The salaries payable under the employment agreements are reviewed annually and increased at the sole discretion of the Board of Directors based on the recommendation of the Compensation Committee.  In addition to providing for salary and base salary, Mr. Sturdivant’s contract provides for the grant of options for 10,000 shares, a guaranteed bonus for Fiscal 2007 of $10,000, which was paid on April 1, 2007, use of a company car and reimbursement of real estate commissions and relocation expenses incurred in moving from Atlanta, Georgia, to Abilene, Kansas,  up to $75,000 in the aggregate.

Each of the agreements requires the officer to maintain the confidentiality of confidential information of the Company and contains non-interference and non-competition provisions which extend until the expiration of two years following termination of employment.

If an officer’s employment is terminated by the Company for cause, by the officer without good reason or  because of the officer’s death or disability, we will pay salary through the date of termination, earned vacation pay and any benefits earned under any profit sharing or similar plan through the date of termination, to the extent and in the manner and at such times as provided in such plans.  Following termination for disability, we also will maintain health and dental benefits for the officer and his family for twelve months.

If we terminate an executive officer without cause, the officer terminates for “good reason” or we fail to extend for a renewal term, we will pay salary through the date of termination, earned vacation pay and any benefits earned under any profit sharing or similar plan through the date of termination, to the extent and in the manner and at such times as provided in such plans.  In addition, we will pay an additional year’s base salary in accordance with our regular payroll practices and continue all benefits coverage during such period. If the officer obtains employment with a competitor while we are making payments to him, amounts payable are subject to reduction by the amount received from the new employer.  For purposes of the agreement, “good reason” for termination by the officer includes a Change in Control and the assignment to the officer of duties and responsibilities substantially inconsistent with the scope of  his duties and responsibilities of the particular officer position that he holds.

A Change in Control under each of the foregoing employment agreements means an event required to be reported as a change in control under Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 and generally will be deemed to occur upon (a) a person acquiring 40% or more of the shares or voting power of  our stock, (b) the hostile replacement of at least the majority of our  Board of Directors, or (c) a merger or sale of substantially all of our assets.

Employee Stock Option Plan

In May 1993, stockholders approved the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “1993 Plan”) whose purpose was to encourage key employees to participate in the ownership of and to promote the success of the business of the Company.    The 1993 Plan was amended in 1997 and 1998.  There were 650,000 shares of Common Stock authorized for issuance upon exercise of options under the 1993 Plan.    The 1993 Plan expired on May 18, 2003 and the last of any outstanding options under the 1993 Plan expired on March 21, 2007.

In May 2003, the stockholder approved the 2003 Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “2003 Plan”).  There are 500,000 shares of Common stock authorized for issuance upon exercise of options under the 2003 Plan. As of April 20, 2007, options for 110,000 shares remained available for issuance under the 2003 Plan.

The 1993 Plan and the 2003 Plan are administered by the Compensation Committee of the Board of Directors, whose members are appointed by the Board. The Chief Executive Officer provides recommendations to the Compensation Committee as to who might receive grants under the plans.  The Compensation Committee, in its sole discretion, selects the employees to receive options based on the employee’s past material contributions to the performance of the Company or the expectation that the employee will make material contributions in the future.  Only key employees are eligible to receive options.

Each outstanding option permits the holder to purchase shares of the Common Stock at a price equal to the fair market value of the stock at the time of the grant. The fair market value is defined as the mean between the high and low sales prices, if any, on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the date of the grant of the option.  If no sales occurred on the grant date, the fair market value is the weighted average of the means between the highest and lowest sales on the nearest trading date before and after the date of grant.

 The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock.

Potential Payments Upon Termination or Change-in-Control

As described above under “Employment Contracts” we will be obligated to continue the base pay and/or benefits of Mr. Dale and the other named executive officers for periods of twelve months or more (in the case of Mr. Dale) if their employment is terminated because of their disability, by the Company without cause, by the officer for good reason or because of a Change in Control. We discuss what we mean by “good reason” and Change in Control above.  By disability, we mean the officer’s permanent disability or incapacity, as determined in accordance with any disability policy that we might maintain, or, if we do not have such a policy, as we determine in good faith based upon the inability of the officer to perform the essential functions of his position, with reasonable accommodation by us, for a period in excess of 180 days during any period of 365 calendar days.

The following table shows the amounts we would have been required to pay each of the named executive officers assuming that any of the following occurred as of January 28, 2007: (i) a termination by reason of disability, (ii) a termination by us without cause or by the officer with good reason, or (iii) a termination because of a Change in Control.  All payments are over the remaining term of the officer’s employment agreement; none are lump sum.  As noted above under “Employment Contracts”, if an officer obtains employment with a competitor while we are making payments to him, amounts payable are subject to reduction by the amount received from the new employer.

Reason for Termination

Name	Disability	Without Cause by the Company of for Good Reason by the Employee	Change in Control

Bruce C. Dale	9,223	1,936,736	374,244
Michael S. Marcus	7,548	127,548	127,548
James E. Schoenbeck	9,322	198,822	198,822
Tom L. Canfield, Jr.	7,485	182,485	182,485
John R. Sturdivant	10,142	195,142	195,142
Anthony C. Corradi	9,909	174,910	174,910

In addition to the foregoing, under the 2003 Plan the Compensation Committee has the authority to accelerate the vesting of stock options in the event of a Change in Control.  As of the close of business on January 28, 2007, the closing price of the Company’s common stock on NASDAQ was $36.42.  Were the Compensation Committee to have accelerated the vesting of unvested options because of a Change in Control event on such date, the excess of the fair market value of the shares subject to unvested options held by the named executive officers over the exercise price of such options would have been as follows: Bruce C. Dale-$3,642,000; Michael S. Marcus-$387,000; James E. Schoenbeck-$383,400; Tom L. Canfield, Jr.-$375,700; John R. Sturdivant -$387,000; and Anthony C. Corradi- $468,900.

DIRECTOR COMPENSATION
FISCAL YEAR ENDED JANUARY 28, 2007

The following table show compensation paid to our directors during the last fiscal year.

Director Compensation

Name	Fees Earned or Paid in Cash (1) $	Option Awards(2)(3) $	All Other Compensation	Total $
Warren H. Gfeller	51,000	38,550	—	89,550
Dennis A. Mullin	28,500	38,550	—	67,050
Lolan C. Mackey	26,750	38,550	—	65,300
Jeffery J. Macke	28,750	38,550	—	67,300
Robert L. Ring	27,500	38,550	—	66,050
Dennis E. Logue	26,500	38,550	—	65,050

(1)          Non-employee directors of the Company receive compensation of $24,000 per year, payable quarterly, plus reimbursement for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof.  The Chairman of the Board of Directors receives an additional $24,000 per year, payable quarterly.  The chairman of the Audit Committee receives an additional $3,500 per year, payable quarterly, and Audit Committee members receive an additional $2,000 per year, payable quarterly.  The chairman of the Compensation Committee receives $2,500 per year, payable quarterly, and members receive an additional  $1,750 per year, paid quarterly.  Board members receive $500 for each special board meeting they attend in person or by telephonic conference.

(2)          On May 23, 2006, the stockholders approved the Duckwall-Alco Stores, Inc. Non-Qualified Stock Option Plan for Non Management Directors (the “Plan”).  The Plan provided that no more than 120,000 shares could be issued under the Plan.  On May 23, 2006, the Compensation Committee authorized the issuance of 20,000 options for each of the six directors. The options vest in equal amounts over a four year requisite service period beginning on the grant date. The option exercise price was $29.21. Each of the directors has 20,000 stock options outstanding.

(3)    The amount shown is the amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. The grant date fair value determined in accordance with FAS 123R of each option award was $10.28.  See note 9 to the Company’s notes to financial statements included in our 2007 Annual Report for assumptions made in valuing option awards.

Related Party Transactions

The Chairman of the Company’s Audit Committee and a member of the Company’s Board of Directors, Dennis A. Mullin, is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company.  Mr. Mullin is also Chairman of MBI, Inc., which owns one store leased to the Company.  Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company.  Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates which own stores leased to the Company.  During Fiscal 2007, the Company paid fixed rentals aggregating approximately $645,000 and percentage rentals aggregating approximately $54,000 to these entities.

Bruce C. Dale, James E. Schoenbeck and Tom L. Canfield, Jr. are three of the six members of the administrative committee of the Duckwall-ALCO Stores, Inc. Retirement Plan and Trust (the “Retirement Plan”).  As of March 31, 2007, the plan did not own any shares of Common Stock of the Company.

Directors, executive officers are subject to our written Code of Conduct and Ethics which requires prior Audit Committee approval before any such person engages in an activity which may conflict with his or her duties to the Company.  Examples of the types of transactions covered by this policy include the following:

•                  obtaining a significant financial interest in one of the Company’s suppliers;

•                  accepting improper personal benefits from a customer or supplier of the Company;

•                  engaging in a significant personal business transaction with the Company; and

•                  using Company property for personal gain.

Annually we solicit information about transactions between the Company and its directors and executive officers, their immediate family members and affiliated entities, including information concerning the nature of each transaction and the amount involved. Our internal counsel  reviews this information to determine whether any transaction is subject to disclosure under applicable rules, and the information is presented to the Board in connection with its assessment of each director’s independence. The only transactions disclosed by any director or executive officer with respect to Fiscal 2007 are those concerning Mr. Mullin which are disclosed herein.

OWNERSHIP OF DUCKWALL COMMON STOCK

The following table sets forth certain information as of April 20,  2007 (as of October 13, 2006 for Kansas Public Employees Retirement System, December 31, 2006 for Heartland Advisors, Inc., Dimensional Fund Advisors, Inc., Franklin Resources, Inc., and William Blair & Company, L.L.C., and January 9, 2006 for Strongbow Capital, Ltd.) regarding the beneficial ownership of Company Common Stock by each person known to the Board of Directors to own beneficially 5% or more of the Company’s Common Stock, by each director or nominee of the Company, by each executive officer named in the Summary Compensation Table and by all directors, nominees and executive officers of the Company as a group.  All information with respect to beneficial ownership has been furnished by the respective directors, nominees, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission.  Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

	Amount and Nature of	Percentage of
Name	Beneficial Ownership	Shares Outstanding

Bruce C. Dale (1)(2)(21)	70,500	1.85
James E. Schoenbeck (1)(3)(21)	15,855	*
Michael S. Marcus (1)(4)(21)	3,750	*
Tom L. Canfield, Jr. (1)(5)(21)	11,755	*
John R. Sturdivant (1)(6)(21)	6,250	*
Anthony C. Corradi (1)(7)(21)	7,650	*
Lolan C. Mackey (8)(21)	5,000	*
Jeffrey J. Macke (9)(21)	46,300	1.22
Dennis A. Mullin (10)(21)	69,167	1.82
Warren H. Gfeller (11)(21)	8,093	*
Robert L. Ring (12)(21)	8,000	*
Dennis E. Logue (13)(21)	5,500	*
Strongbow Capital Management, Ltd.(14)	543,517	14.29
William Blair & Company, L.L.C. (15)	460,663	12.11
Heartland Advisors, Inc. (16)	380,400	10.00
Dimensional Fund Advisors, Inc. (17)	352,153	9.26
Kansas Public Employees Retirement System (18)	240,176	6.31
Franklin Resources, Inc. (19)	227,500	5.98
All directors and executive officers as a group (12 in group)(20)(21)	504,070	12.87

*                                   Less than one percent.

1.         The address for this person is 401 Cottage Street, Abilene, KS  67410-2832.

2.         Mr. Dale owns options to purchase 150,000 shares of Common Stock.  Of those options, 62,500 are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

3.         Mr. Schoenbeck owns options to purchase 15,000 shares of Common Stock, of which 3,750 are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

4.         Mr. Marcus owns options to purchase 15,000 shares of Common Stock, 3,750 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

5.         Mr. Canfield owns options to purchase 15,000 shares of Common Stock, of which 2,500 are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

6.         Mr. Sturdivant owns options to purchase 25,000 shares of Common Stock, 6,250 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

7.         Mr. Corradi owns options to purchase 20,000 shares of Common Stock, 5,000 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

8.         The address for Mr. Mackey is Diversified Retail Solutions LLP, 1913 N. Walton Blvd., Bentonville, AR  72712.  Mr. Mackey owns options to purchase 20,000 shares of Common Stock, 5,000 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

9.         The address for Mr. Macke is 3 Country Squire Road, Saddle River, NJ 07458.  Mr. Macke owns options to purchase 20,000 shares of Common Stock, 5,000 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

10.   Dennis A. Mullin owns 4,000 shares of Common Stock and is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns 52,787 shares of Common Stock.  The address of Steel & Pipe Supply Co., Inc., is 555 Poyntz, Manhattan, KS 66502.  Mr. Mullin is also an executive officer of Business Building, Inc., which own 840 shares of Common Stock and of MBI, Inc., which owns 5,840 shares of Common Stock.  Mr. Mullin is the co-trustee of a trust that owns 700 shares of Common Stock.  The address for Mr. Mullin is 555 Poyntz, Manhattan, KS 66502.  Mr. Mullin owns options to purchase 20,000 shares of Common Stock, 5,000 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

11.   The address for Mr. Gfeller is 5428 Payne Ct., Shawnee, KS  66226.  Mr. Gfeller owns options to purchase 20,000 share of Common Stock, 5,000 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

12.   The address for Mr. Ring is 2345 Harbor Light Court, Wichita, KS  67204.  Mr. Ring owns options to purchase 20,000 shares of Common Stock, 5,000 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

13.   The address for Mr. Logue is 116 Shaker Blvd, Enfield, NH 03748.  Mr. Logue owns options to purchase 20,000 shares of Common Stock, 5,000 of which are currently exercisable or will become exercisable by June 19, 2007 and are included in shares shown as beneficially owned.

14.   The address of Strongbow Capital, Ltd. is Ogier Fiduciary Services (Cayman) Limited, Queensgate House South Church Street, Cayman Islands, British West Indies.

15.   The address of William Blair & Company, L.L.C. is 222 W. Adams, Chicago, Illinois 60606.

16.   The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI  53202.

17.   The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

18.   The address of Kansas Public Employees Retirement System (“KPERS”) is 611 S. Kansas Avenue, Suite 200, Topeka KS 66603.

19.   The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA  94403.

20.   Includes 113,750 shares subject to options that are presently exercisable or that will become exercisable by June 19, 2007.

21.   No executive officer or director has pledged as security any beneficially owned stock.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Board’s Audit Committee, has selected the independent certified public accounting firm of KPMG LLP as the Company’s independent accountants to audit the consolidated financial statements of the Company for the fiscal year ending February 3, 2008.  Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board’s decision in this regard. KPMG LLP has served as the Company’s independent accountants since 1969.  A representative of KPMG LLP is expected to be present at the Annual Meeting.  If present, such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended January 28, 2007 and January 29, 2006, and fees billed for other services rendered by KPMG LLP.

	2007	2006
Audit fees	$790,394	$610,528
Audit related fees (1)	12,250	0
Audit and audit-related fees	802,644	610,528
Tax fees (2)	0	0

All other fees (3)	0	15,930
Total fees	$802,644	$626,458

(1)             Audit-related fees consist of fees for consultation with respect to documentation of internal controls over financial reporting and the requirements of PCAOB Auditing Standards No. 2.

(2)             Tax fees consist of consultation with respect to IRS exam.

(3)             All other fees consist of consultation regarding possible accounting changes.

The Audit Committee selected KPMG LLP to serve as the Company’s independent accountants, after considering KPMG LLP’s independence and effectiveness.  The Audit Committee pre-approves all audit and non-audit services to be performed by KPMG LLP and the fees and other compensation to be paid to KPMG LLP by reviewing and approving the overall nature and scope of the audit process, reviewing and approving any requests for non-audit services and receiving and reviewing all reports and recommendations of KPMG LLP. One hundred percent (100%) of the non-audit services provided by KPMG LLP were pre-approved by the Audit Committee.

Submission of the selection of the independent accountants to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent accountants if the present accountants resign or their engagement otherwise is terminated.

The Board of Directors recommends that you vote for ratification and approval of the selection of KPMG LLP.

16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Company’s Common Stock and other equity securities.   Securities and Exchange Commission regulations require directors, executive officers and greater than 10% stockholders to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during Fiscal 2007 all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% stockholders were complied with except that Jeff Macke filed two late reports, one on June 7, 2006 relating to the grant of stock options on May 23, 2006 under the Company’s stock option plan for Directors, and one on November 14, 2006 relating to eight sales transactions occurring on June 26, 2006.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers (including the Company’s President, Chief Financial Officer and Controller (the “Senior Financial Officers”)) and a Code of Business Conduct and Ethics for Associates that applies to all employees.  These codes are available on the Company’s website at http://www.ALCOstores.com/corporate_governance.htm.  The Company intends to disclose any amendment to or waiver from the code applicable to any principal executive officer, principal financial officer or principal accounting officer on a Form 8-K or on its website.

OTHER BUSINESS OF THE MEETING

The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement.  If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

ANNUAL REPORT

This Proxy Statement is accompanied by the Company’s 2007 Annual Report including financial statements for the year ended January 28, 2007.  Upon written request to the Corporate Secretary of the Company at 401 Cottage Street, Abilene, Kansas 67410-2832, by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of its 2007 annual report on Form 10-K, together with financial statements and schedules thereto, without charge to the requesting stockholder.

COMMUNICATIONS FROM STOCKHOLDERS

Although the Company does not have a formal policy concerning stockholders communicating with the Board or individual directors, stockholders may send communications to the Board at the Company’s business address at Duckwall-Alco Stores, Inc., 401 Cottage Street, Abilene, Kansas, 67410-2832, attention Office of the Secretary.

Upon receipt of a communication for the Board or an individual director, the Secretary will promptly forward any such communication to all the members of the Board or the individual director, as appropriate.  If a communication to an individual director deals with a matter regarding the Company, the Secretary or appropriate officer will forward the communication to the entire Board, as well as the individual director.

Although neither the Board nor a specific director is required to respond to a stockholder communication, responses will generally be provided, subject to the following procedures and limitations.  To avoid selective disclosure, the Board or the individual directors may respond to a stockholder’s communication only if the communication involves information which is not material or which is already public, in which case the Board, as a whole, or the individual director may respond, if at all:

a.                         directly, following consultation with the office of the Secretary or other advisors, as the Board determines appropriate;

b.                        indirectly through the office of the Secretary or other designated officer, following consultation with the Secretary or other advisors, as the Board determines appropriate;

c.                         directly, without additional consultation; indirectly through the office of the Secretary or other designated officer, without additional consultation; or

d.                        pursuant to such other means as the Board determines appropriate from time to time.

If the communication involves material non-public information, the Board or individual director will not provide a response to the stockholder.  The Company may, however, publicly provide information responsive to such communication if (following consultation with the office of the General Counsel or other advisors, as the Board determines appropriate) the Board determines disclosure is appropriate.  In such case, the responsive information will be provided in compliance with Regulation FD and other applicable laws and regulations.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

It is presently anticipated that the 2008 Annual Meeting of Stockholders will be held on June 4, 2008.  Stockholder proposals intended for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders must be received at the Company’s offices, located at 401 Cottage Street, Abilene, Kansas, 67410-2832, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than January 12, 2008.  Proxies solicited in connection with the 2007 Annual Meeting of Stockholders shall confer discretionary voting authority on the appointed proxy holders to vote on certain stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies the Company by March 27, 2008 that such proposal will be made at the meeting.  Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.  Stockholder proposals should be addressed to the attention of the Secretary of the Company.

By Order of the Board of Directors

/s/ Charles E. Bogan
Charles E. Bogan
Secretary

May 11, 2007
Abilene, Kansas

DUCKWALL-ALCO STORES, INC.
ANNUAL MEETING JUNE 6, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Duckwall-ALCO Stores, Inc., a Kansas Corporation, appoints Mr. Bruce C. Dale and Mr. Charles E. Bogan or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned with full power of substitution to vote all of the shares which the undersigned is entitled to vote at the annual meeting of the stockholders to be held at the offices of the Company, 401 Cottage Avenue, Abilene, Kansas, on June 6, 2007 at 10:00 A.M. CDT and at any adjournment thereof, with all the power the undersigned would possess if personally present, as follows:

1.  Election of Directors:

☐	FOR ALL NOMINEES LISTED BELOW (Except as marked to the contrary below)

Warren H. Gfeller Dennis A. Mullin Lolan C. Mackey Jeffrey Macke Robert L. Ring
Dennis E. Logue

☐	WITHHOLD AUTHORITY (to vote for all nominees listed below)
Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in this space.

________________________________________

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
2.	Ratification of KPMG LLP as independent accountants for the Company

THIS PROXY WILL BE VOTED “FOR” ALL ITEMS IF NO INSTRUCTION TO THE CONTRARY IS INDICATED.  IN THEIR DISCRETION, THE ATTORNEYS-IN-FACT ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING.

Dated	, 2007

Please sign name as name appears. If signing as a representative, please include capacity.